Exhibit 10.1

AMENDMENT AND WAIVER AGREEMENT

THIS AMENDMENT AND WAIVER AGREEMENT (this “Agreement”), dated as of October 15, 2010, is made and entered into by and among Applied Visual Sciences, Inc. (f/k/a Guardian Technologies International, Inc.), a Delaware corporation (the “Company”), and Crescent International Ltd. and Dr. Joshua P. Prager (each, a “Holder” and, collectively, the “Holders”).  Any defined term used herein but not otherwise defined shall have the meaning ascribed to such term in the Securities Purchase Agreement, dated as of November 3, 2006 (the “Purchase Agreement”), by and among the Company and the signatories thereto and/or in the Transaction Documents.

WHEREAS, the Holders are parties to that certain Purchase Agreement pursuant to which they acquired (i) Series A 10% Senior Convertible Debentures due November 7, 2008 of the Company (the “Debentures”) and (ii) Warrants, either by purchase from the Company or upon subsequent assignment and purchase thereof from a Purchaser;

WHEREAS, each Holder currently holds the principal amount of the Debentures that is set forth on Schedule A hereto and is currently entitled to be paid under the Debentures or Transaction Documents certain Interest and Default Amounts (as hereinafter defined); and

WHEREAS, the Company has requested and each Holder agrees (i) to accept in full payment of the Interest and Default Amounts due and accrued under the Transaction Documents as of the date hereof the shares of common stock, $.001 par value per share (“Common Stock”), of the Company as more particularly set forth on Schedule A hereto, (ii) to amend certain terms of the Transaction Documents, (iii) to waive any and all Events of Default and breaches of any and all covenants, terms and conditions of the Company under the Debentures and any and all events that may be deemed to be breaches of the covenants, terms and conditions of the Transaction Documents that have or may be deemed to have occurred as of or prior to the date hereof and may be deemed ongoing, and (iv) to terminate the Registration Rights Agreement effective as of the date of this Agreement and release the Company from any and all obligations to register the Underlying Shares under the Securities Act on or after the date hereof, and each Holder has agreed to such request, subject to the terms and conditions herein,.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders agree as follows:

1.

Issuance of Shares in Lieu of Payment of Accrued Interest, etc.  Each Holder, severally and not jointly, hereby agrees that, in lieu of the payment in cash of accrued interest due pursuant to Section 2 of the Debentures, and any and all Late Fees, liquidated damages, and Mandatory Default Amounts (in excess of the principal amount due under Holder’s Debenture(s)) due pursuant to the Debenture and Transaction Documents, and additional interest due pursuant to Section 8 of Debentures to Holders as of the date of this Agreement (collectively, the “Interest and Default Amounts”), the Company shall issue to each Holder on the date hereof the number of shares of Common Stock opposite such Holder’s name set forth on Schedule A hereto (such shares, the “Interest Shares”) and in full payment of such Interest and Default Amounts.  For purposes of clarity, the issuance of Interest Shares hereunder shall not reduce the outstanding principal amount of the Debentures as set forth on Schedule A.  Effective as of the date hereof, and in consideration of the issuance of Interest Shares to Holder, each Holder (for itself or himself and its or his predecessors, successors and assigns and on behalf of any prior Purchaser) hereby agrees, severally and not jointly, to waive any and all claims it or he may have with respect to the payment of Interest and Default Amounts due to Holder, any and all Events of Default under the Debentures and any and all breaches of any covenant, agreement, term or condition in the Transaction Documents that has or may be deemed to have occurred as of or prior to the date hereof (each, a “Default;” collectively, the “Defaults”), whether or not Holder was a party to the Transaction Documents upon the date of any such Default and to release the Company from any claim with respect to the Interest and Default Amount and any and all such Defaults and each Holder covenants and agrees not to bring any suit against the Company with respect thereto or any other claim that has arisen under the Transaction Documents on or prior to the date hereof. The Company shall deliver the Interest Shares to each Holder via The Depository Trust Company’s Deposit or Withdrawal at Custodian system (“DWAC”) in accordance with the instructions provided to the Company by such Holder.

2.

Termination of Registration Rights Agreement.  Effective as of the date hereof, the Registration Rights Agreement by and between the Company and each Holder (on behalf of itself or himself and its or his predecessors, successors and/or assigns) is hereby terminated and each Holder hereby agrees that the Company shall have no further obligations thereunder or under the Transaction Documents to Holder (or any prior or predecessor Purchaser) to register or maintain the registration of the Underlying Shares under the Securities Act from and after the date hereof, except for those obligations set forth in Section 5 therein.  Each Holder, severally and not jointly (including on behalf of all prior or predecessor Purchasers and all successors and assigns), hereby waives the Company’s failure to (i) timely file, obtain and/or maintain the effectiveness of the Registration Statement, any amendment or supplement thereto or any other registration statement or amendment or supplement thereto required under the terms of the Registration Rights Agreement, and (ii) perform the related obligations set forth under the Registration Rights Agreement, and any breach, default or Event of Default that has occurred under any Transaction Document as a result of such failure or nonperformance and, if applicable, the passage of time, the giving of notice, or both, and further waives any and all claims for amounts due for liquidated damages as a result of such failure or nonperformance.

3.

Amendments to Transaction Documents.

(i)

Transaction Documents.  The Company and each Holder hereby agree to amend the Transaction Documents as follows:

(a)

in the Transaction Documents, all references to “Guardian Technologies International, Inc.,” shall be deleted and in lieu thereof shall be inserted the following: “Applied Visual Sciences, Inc.”

(b)

in the Transaction Documents, all references to “Series A 10% Senior Convertible Debentures” shall be deleted and in lieu thereof shall be inserted the following: “Series A Senior Convertible Debentures.”

(c)

in the Transaction Documents, all references to “Series A 10% Senior Convertible Debentures Due November 7, 2008” shall be deleted and inserted in lieu thereof shall be the following: “Series A Senior Convertible Debentures Due July 1, 2011.”

(ii)

Purchase Agreement.

The Company and each Holder hereby agree to amend the Purchase Agreement as follows:

(a)

in Section 1.1 of the Purchase Agreement, by deleting the definition of “Company Counsel” in its entirety and inserting in lieu thereof the following: “Company Counsel means Babirak Carr, P.C., with offices located at 1050 17th Street, N.W., Suite 600, Washington, D.C. 20036.”

(b)

in Section 1.1 of the Purchase Agreement, by amending the definition of “Exempt Issuance” to include a new subsection (f) as follows: “and (f) any issuance by the Company of Common Stock or Common Stock Equivalents authorized and approved in advance by the disinterested directors of the Company at a price per share or at a conversion or exercise price per share equal to or greater than $0.25.”

(c)

in Schedule 3.1(a) to the Purchase Agreement, by inserting the names of the following US Subsidiaries: Guardian Technologies International, Inc., a Delaware corporation; and Signature Mapping Medical Sciences, Inc., a Delaware corporation.

(d)

in Section 3.1 of the Purchase Agreement, by deleting the words “each of the Purchasers and” in subsection (v).

(e)

in Schedule 3.1(v) to the Purchase Agreement, by deleting the language “Also, does not include Placement Agent’s Warrants to purchase an aggregate of ______ shares of Common Stock at a price of $___ per share” and inserting in lieu thereof the following “Also, does not include Placement Agent’s Warrants issued pursuant to Placement Agent’s Agreement”.

(f)

in Section 4.14(a) of the Purchase Agreement, by deleting subsection (ii) thereof in its entirety and inserting in lieu thereof “ii. [Reserved.]”.

(iii)

Debenture.

The Company and each Holder hereby agree to amend the Debenture as follows:

(a)

in the preamble to the Debenture, by deleting the date “November 7, 2008” as the Maturity Date and inserting in its place the date “June 30, 2011” as the new Maturity Date.

(b)

in the preamble to the Debenture, by deleting “516 Herndon Parkway, Suite A,” and inserting in lieu thereof “250 Exchange Place, Suite H.”

(c)

in the definition of Equity Conditions in Section 1 of the Debenture, by inserting at the end of clause (iii) the following: “or the Conversion Shares may be then resold by the Holder pursuant to Rule 144 without restriction or limitation (except as set forth in the Transaction Documents) and the Company has delivered to the Holder an opinion of the Company’s outside counsel that such resale may legally be made and provided Holder has furnished a representation letter reasonably acceptable to such counsel, including that Holder is not an “Affiliate” of the Company for purposes of Rule 144” and by inserting at the beginning of clause (x) as follows: “unless another volume condition is included in the applicable provision”.  Further, clause (vi) is hereby amended by inserting at the end thereof the following: “which Event of Default has not previously been waived by the Holder”.

(d)

in the definition of Permitted Indebtedness in Section 1 of the Debenture, by deleting subsection (a) thereof and inserting the following: “(a) the Indebtedness set forth on Schedule 3.1(aa) attached to the Purchase Agreement” and amending Schedule 3.1(aa) to include the following:

Loan from Michael W. Trudnak in the principal amount of $200,000

Convertible Promissory Notes in the aggregate principal amount of $500,000 and accrued and unpaid interest thereon

Convertible Promissory Notes in the aggregate principal amount of $125,000 and accrued and unpaid interest thereon

Accrued and unpaid wages and other compensation due to senior executives, employees and a consultant, including any notes or other evidences of indebtedness with respect thereto

(e)

in Section 2 of the Debenture, by deleting Section 2(b), Section 2(c) and Section 2(d) in their entirety and by deleting Section 2(a) of the Debenture and inserting in its place a new Section 2(a) that reads “No Interest.  From July 1, 2010 through the Maturity Date, the principal amount of this Debenture shall bear no interest.”

(f)

in the preamble and Section 4(b) of the Debenture, by deleting the amount “$1.15634” as the conversion price and inserting in its place the amount “$0.25” as the new conversion price.

(g)

in Section 4(d)(ii) of the Debenture, by deleting in its entirety the second parenthetical set forth in subsection (A) thereof and subsection (B) thereof.

(h)

in Section 6 of the Debenture, by inserting a new Section 6(c) on forced conversion which reads as follows:

“Forced Conversion. Notwithstanding anything herein to the contrary, after the six (6) month anniversary of September 3, 2010 (such date, the “Amendment Date” and such six (6) month anniversary of the Amendment Date, the “Amendment Date Anniversary”), if (i) the VWAP for each of any 5 consecutive Trading Days, which 5 Trading Day period shall have commenced only after the Amendment Date Anniversary (such period, the “Threshold Period”), exceeds $0.50 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after the Amendment Date) and the average daily dollar trading volume for the Common Stock during the applicable Threshold Period equals or exceeds $50,000, the Company may, within 1 Trading Day after the end of the applicable Threshold Period, deliver a written notice to the Holder (a “Forced Conversion Notice” and the date such notice is delivered to the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert up to 25% of the outstanding principal amount of this Debenture on September 3, 2010 plus, if so specified in the Forced Conversion Notice, any liquidated damages and other amounts owing to the Holder under this Debenture, it being agreed that the “Conversion Date” for purposes of Section 4 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”), (ii) the VWAP during a Threshold Period exceeds $0.75 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after the Amendment Date) and the average daily dollar trading volume for the Common Stock during the applicable Threshold Period equals or exceeds $75,000, the Company, may, within 1 Trading Day after the end of the applicable Threshold Period, deliver a Forced Conversion Notice to cause the Holder to convert up to an additional 25% of the outstanding principal amount of this Debenture on September 3, 2010 plus, if so specified in the Forced Conversion Notice, any liquidated damages and other amounts owing to the Holder under this Debenture on the Forced Conversion Date and (iii) the VWAP during a Threshold Period exceeds $1.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions that occur after the Amendment Date) and the average daily dollar trading volume for the Common Stock during the Threshold Period equals or exceeds $100,000, the Company, may, within 1 Trading Day after the end of the applicable Threshold Period, deliver a Forced Conversion Notice to cause the Holder to convert up to 100% of the outstanding principal amount of this Debenture on September 3, 2010 plus, if so specified in the Forced Conversion Notice, any liquidated damages and other amounts owing to the Holder under this Debenture on the Forced Conversion Date; provided, however, that the Company shall not deliver a Forced Conversion Notice, and any delivered Forced Conversion Notice shall not be effective, within 90 days of the Forced Conversion Date of a previous Forced Conversion.  The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless all of the Equity Conditions, as amended as of the Amendment Date, are met (unless waived in writing by the Holder) on each Trading Day occurring during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date such Conversion Shares pursuant to such conversion are delivered to the Holder. Any Forced Conversion shall be applied ratably to all Holders based on their outstanding principal amount of Debentures held by such Holder on the Amendment Date, provided that any voluntary conversions by a Holder shall be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of this Debenture is forcibly converted.  For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 4, including, without limitation, the provision requiring payment of liquidated damages and limitations on conversions.”

(i)

in Section 8(a) of the Debenture, by:

(1)

deleting subsection i. thereof in its entirety and inserting in lieu thereof the following: “i. any default (which default has not been waived by Holder) in the payment of (A) the principal amount of this Debenture or (b) liquidated damages and other amounts owing to a Holder on this Debenture, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of a default under clause (B) above, is not cured within the earlier to occur of (A) 5 Trading days after notice of such default sent by the Holder or by any other Holder and (B) 10 Trading Days after the Company has become or should have become aware of such default;”

(2)

deleting subsection iii. thereof in its entirety and inserting in lieu thereof the following: “iii. a default or event of default which default or event of default has not been waived by Holder (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) the Transaction Documents other than the Debentures (and also excluding any Registration Rights Agreement entered into with and/or Warrants held by the Holder or any other or predecessor or successor Holder) or (B) any other material agreement, lease, document or instrument included as an exhibit to the SEC Reports and to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below), provided that such default or event of default could result in a Material Adverse Affect.”

(3)

amending subsection vi. thereof by inserting after “or other instrument” in the third line the following: “(but excluding Permitted Indebtedness that is set forth on Schedule 8(a)(vi))”.

(4)

deleting subsection ix. thereof and inserting in lieu thereof the following: “ix.  [Reserved.]”.

(5)

deleting subsection x. thereof and inserting in lieu thereof the following: “x.  [Reserved.]”.

(j)

in Section 8(b) of the Debenture, by deleting in the first sentence thereof the words “accrued but unpaid interest,”.

4.

Company Deliveries.  The effectiveness of this Agreement shall be conditional on the delivery by the Company of the following items on or prior to the date hereof:

(a)

a copy of the irrevocable instructions to the Company’s transfer agent to deliver via DWAC the respective number of Interest Shares to each Holder; and

(b)

an opinion of counsel to the Company that the Interest Shares are currently eligible for resale pursuant to Rule 144 without volume or manner of sale restrictions, may be issued without a restrictive legend or transfer restrictions, and are freely transferable by the Holder.

5.

Public Disclosure.  The Company shall, as soon as practical and, in any event, within four (4) Trading Days of the date hereof, file with the SEC a Current Report on Form 8-K, reasonably acceptable to the Holders, disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto.  The Company shall consult with the Holders in issuing any press release with respect to the transactions contemplated hereby.

6.

Representations, Warranties, Acknowledgements and Undertakings of the Company.  The Company hereby makes the representations, warranties, acknowledgements and undertakings set forth below to each Holder as of the date of its execution of this Agreement.

(a)

Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)

No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)

Equal Consideration.  Except as set forth in this Agreement, no consideration has been offered or paid to any person to amend or consent to a waiver,

modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(d)

Affirmation of Prior Representations and Warranties.  Except as disclosed in the SEC Reports and except for the first two and fourth sentences of Section 3.1(g) and the entirety of Section 3.1(aa) (which speak as of the date of the Purchase Agreement), the Company hereby represents and warrants to the Holders that the Company’s representations and warranties set forth in each of the documents executed by the Company in connection with the Transaction Documents are materially true and correct as of the date hereof.

(e)

Acknowledgement.  The Company hereby acknowledges and agrees that the Holders are not Affiliates of the Company and the Holders have held the Debentures for more than one year.

(f)

Undertaking.  The Company hereby agrees that, promptly upon request of a Holder, the Company shall prepare and deliver to such Holder an amended and restated Debenture that incorporates the amendments to the Debentures that are set forth herein.

7.

Representations and Warranties of the Holder.  Each Holder, severally and not jointly, affirms the representations set forth in Section 3.1 of the Purchase Agreement as of the date hereof and hereby makes the representations and warranties set forth below to the Company that as of the date of its execution of this Agreement. Each Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by the Holder and constitutes the valid and binding obligation of the Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

8.

Effect on Transaction Documents.  Except as specifically modified herein, all of the terms, provisions and conditions of the Transaction Documents, including, without limitation, the Debentures, shall remain in full force and effect and the rights and obligations of the parties with respect thereto shall, except as specifically provided herein, be unaffected by this Agreement and shall continue as provided in such documents and shall not be in any way changed, modified or superseded by the terms set forth herein.

9.

Miscellaneous.

(a)

Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by

e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(b)

Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders.

(c)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

(d)

Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(e)

Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.  The address for such notices and communications shall be as set forth on Schedule B attached hereto.

10.

California Civil Code Section 1542. Dr. Joshua P. Prager (“Prager”) represents that he is not aware of any claim by him other than the claims that are released by him under this Agreement.  Prager acknowledges that he has been advised by California legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides that “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Prager, being aware of such civil code section, agrees to expressly waive any rights he may have thereunder as well as under any other statute or common law principle of similar effect.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

APPLIED VISUAL SCIENCES, INC.

By:  /s/Gregory Hare

Name: Gregory Hare

Title: CFO

HOLDER:

Name of Holder: CRESCENT INTERNATIONAL LTD.

Signature of Authorized Signatory of Holder: /s/ Maxi Brezzi

Name of Authorized Signatory: Maxi Brezzi

Title of Authorized Signatory: Authorized Signatory

HOLDER:

Name of Holder: JOSHUA P. PRAGER

Signature of Authorized Signatory of Holder: /s/ Joshua P. Prager

Name of Authorized Signatory: Joshua Prager

Title of Authorized Signatory: __________________

Holder	Principal Amount	Interest Shares
Crescent International Ltd.	$850,000	1,209,182
Dr. Joshua P. Prager	$838,205	1,343,471

SCHEDULE A

SCHEDULE B

Name of Party	Address for Notices and Communications
Crescent International Ltd.	c/o Cantara (Switzerland) SA 84, av. Louis-Casai, CH 1216 Cointrin Switzerland Tel: +41 22 791 7256 Fax: +41 22 791 7171 E-mail: contact@cantaraswiss.com
Dr. Joshua P. Prager	100 UCLA Medical Plaza, Suite 760, Los Angeles, CA 90095
Applied Visual Sciences, Inc.	250 Exchange Place, Suite H, Herndon, Virginia 20170

SCHEDULE 8(a)(vi)

Loan from Michael W. Trudnak in the principal amount of $200,000
Convertible Promissory Notes in the aggregate principal amount of $125,000 and accrued and unpaid interest thereon
Accrued and unpaid wages and other compensation due to senior executives, employees and a consultant, including any notes or other evidences of indebtedness with respect thereto